Exhibit 10.4

Cache, Inc.
1440 Broadway

New York, New York 10018

February 5, 2013

Thomas E. Reinckens

Re:                             Cache, Inc. - Voting and Standstill Letter Agreement

Dear Mr. Reinckens:

Reference is made to that certain Investment Agreement, dated as of the date hereof (the “Investment Agreement”), among Cache, Inc., a Florida corporation (the “Company”), MFP Partners, L.P., a Delaware limited partnership (“MFP”), Mill Road Capital, L.P., a Delaware limited partnership (“Mill Road”), and Jay Margolis, an individual resident of the State of New York (“Margolis”, and, together with MFP and Mill Road, each an “Investor” and collectively, the “Investors”).  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Investment Agreement.

Pursuant to the Investment Agreement, the Company has agreed to conduct a rights offering (the “Rights Offering”) by distributing, at no charge, to each holder of record (as of a certain record date) of shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company, 0.374 transferable rights (the “Rights”), for each share of Common Stock held by such shareholder, to purchase shares of Common Stock which Rights, if exercised in full, will provide gross proceeds to the Company of $8.0 million.  In addition, pursuant to the Investment Agreement, the Investors have agreed to purchase shares of Common Stock from the Company and to provide a backstop commitment assuring that the Company receives gross proceeds in the Rights Offering of $8.0 million, upon the terms and subject to the conditions set forth therein.

In consideration of the Investors’ willingness to provide the backstop commitment to the Rights Offering, thereby benefiting the Company and you, as a shareholder of the Company, you hereby agree and acknowledge as follows:

(1)         Voting Agreement.  You shall vote any and all Shares held directly or indirectly by you (and cause all Shares held by any of your Affiliates to be voted) in favor of the issuance and sale of Shares in the Rights Offering and the issuance and sale of Shares to the Investors pursuant to the Investment Agreement at any special meeting of the Company’s shareholders to consider and vote upon such matters, or at any adjournment, postponement, or continuation of any such meeting.  Any such vote shall be cast in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote.  You agree not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this letter agreement.

(2)         Standstill.  For the period commencing on the date hereof until the date which is the earlier of (i) two (2) trading days following the Closing Date and (ii) thirty (30) days following the Termination Date (the “Standstill Period”), neither you nor any of your controlled Affiliates shall, without the prior written consent of the Company, voluntarily or involuntarily, directly or indirectly, through the transfer of interests in controlled Affiliates or otherwise, offer, sell, assign, transfer, grant a participation or security interest in, pledge, encumber or otherwise dispose of (whether by operation of law or otherwise) (“Transfer”) any Shares (in whole or in part), or attempt to consummate any such transactions, or, directly or indirectly, enter into, or cause any Shares to become subject to, any option, warrant, purchase right or other contract or commitment that could require you to Transfer your Shares.  In addition, during the Standstill Period, neither you nor any of your controlled Affiliates shall, directly or indirectly, propose, or solicit, support or encourage any other Person in connection with, or make any public statement supporting, or vote any of your Shares in favor of, any merger, tender offer or similar business combination, or any liquidation, recapitalization, or solicitation of proxies, in each case, with respect to the Company, except that nothing herein shall prohibit you from fulfilling your obligation pursuant to Section (1) above to vote your Shares in favor of the issuance and sale of Shares in the Rights Offering and pursuant to the transactions contemplated by the Investment Agreement.  Nothing contained herein shall be interpreted so as to preclude the undersigned from selling or transferring any Rights.

(3)         Due Authorization; Enforceability.  You have the requisite capacity to enter into this letter agreement and to perform your obligations hereunder.  This letter agreement has been duly authorized, executed and delivered by you and constitutes your valid and binding obligation, enforceable against you in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(4)         Shares.  As of the date hereof, you are the beneficial owner of the number of shares of Common Stock set forth below your signature to this letter agreement and you have the sole power to vote (or cause to be voted) and dispose of such Shares.  You have good and valid title to your Shares, free and clear of any and all restrictions of any nature or kind whatsoever, other than those created by this letter agreement and by applicable law.

Your obligations under this letter agreement, other than in Section (2) above, will terminate on the earlier of the date which is the Closing Date and the Termination Date.  Your obligation under Section (2) of this letter agreement will terminate on the date which is the earlier of (i) two (2) trading days following the Closing Date and (ii) thirty (30) days following the Termination Date.  This letter agreement is intended to bind and inure to the benefit of the parties and their respective successors, assigns, heirs, executors, administrators and representatives.  Each of the Investors shall be a third-party beneficiary to this letter agreement, entitled to enforce this agreement against you as though each such Investor were a party to this letter agreement.  This letter agreement shall be governed by the internal laws of the State of New York, without regard to the conflict of laws principles thereof.

You hereby agree to be bound by the terms and provisions of this letter agreement as of the date first written above.

CACHE, INC.

	By:	/s/ Margaret Feeney
Name: Margaret Feeney
Title: EVP and CFO

Acknowledged and Agreed as of the date hereof,

/s/ Thomas E. Reinckens
Thomas E. Reinckens

Number of Shares beneficially held: 249,828